Exhibit 99.1

NEWS FROM		Precision Castparts Corp.
	4650 S.W. Macadam Ave.	CONTACT:	Dwight Weber
	Suite 400		(503) 946-4855
Portland, OR 97239
	Telephone (503) 946-4800	Web Site:	http://www.precast.com

PRECISION CASTPARTS CORP. DELIVERS RECORD OPERATING

MARGINS IN FISCAL 2009 FOURTH QUARTER RESULTS

Fourth Quarter Highlights (from Continuing Operations)

•	Record consolidated segment operating income margin of 24.9%

•	EPS from continuing operations of $1.87

•	Cash of $555 million and total debt of $306 million

PORTLAND, Oregon – May 5, 2009 – Precision Castparts Corp. (NYSE:PCP) continued its intense focus on operational improvements in the fourth quarter of fiscal 2009 and delivered record operating margins, capping a record year of sales, consolidated segment operating income, and operating margins from continuing operations.

Fourth Quarter 2009 Financial Highlights

Total sales for Precision Castparts Corp. (PCC, or the Company) were $1.6 billion in the fourth quarter of fiscal 2009, compared to fourth quarter sales of $1.8 billion last year. Consolidated segment operating income in the quarter was $399.2 million, generating operating margins of 24.9 percent of sales, versus consolidated segment operating income of $415.1 million, or 23.5 percent of sales, a year ago. Year over year, the weakening of foreign currencies relative to the U.S. dollar had a negative impact of $86.6 million in sales and $17.0 million in consolidated segment operating income.

In the fourth quarter of fiscal 2009, net income from continuing operations totaled $263.0 million, or $1.87 per share (diluted, based on 140.6 million average shares outstanding), compared to $264.1 million, or $1.88 per share (diluted, based on 140.5 million average shares outstanding) in the same period last year. Net income for the fourth quarter of fiscal 2008 included a pre-tax charge of $6.1 million, or $0.03 per share (diluted), primarily related to the shutdown of an underutilized machining operation in the U.K.

Including discontinued operations, net income was $260.3 million, or $1.85 per share (diluted) in the quarter, versus net income of $279.0 million, or $1.99 per share (diluted) a year ago. Net income from discontinued operations in the fourth quarter of fiscal 2008 included an after-tax gain of $17.0 million, or $0.12 per share (diluted), related to the sale of two small businesses formerly in the Forged Products Segment, partially offset by other charges.

Fiscal 2009 Financial Highlights

Fiscal 2009 sales were $6.8 billion, an increase of $0.1 billion over fiscal 2008’s previous record sales. The year’s consolidated operating margin of 23.4 percent was 1.2 percent points better than that achieved in fiscal 2008, resulting in $1.6 billion of consolidated segment operating income in fiscal 2009, versus $1.5 billion last year. In fiscal 2009, net income from continuing operations was $1,038.1 million, or $7.38 per share (diluted, based on 140.6 million average shares outstanding), versus $959.1 million for fiscal 2008, or $6.84 per share (diluted, based on 140.2 million average shares outstanding). Net income (including discontinued operations) was $1,044.5 million, or $7.43 per share (diluted), in fiscal 2009, compared to net income of $987.3 million, or $7.04 per share (diluted), a year ago.

Business Highlights

Investment Cast Products: Investment Cast Products achieved fourth-quarter sales of $540.1 million, versus sales of $578.6 million in the fourth quarter of fiscal 2008. Contractual material pass-through pricing during the quarter accounted for approximately $11.8 million of the segment’s total sales, compared to $28.7 million in the same period last year. Demonstrating continued cost reductions across the segment’s businesses, Investment Cast Products achieved fourth-quarter operating margins of 26.6 percent of sales on operating income of $143.4 million, versus margins of 25.1 percent of sales on operating income of $145.0 million a year ago. Industrial gas turbine (IGT) sales grew more than 7 percent year over year, and the new IGT plant in Painesville, Ohio, was fully qualified in expectation of increased demand moving into fiscal 2010. Negative sales impacts during the quarter included a slower-than-expected recovery to pre-strike Boeing build rates and a weakening of foreign currencies relative to the U.S. dollar. Responding quickly and effectively to this challenging environment, all manufacturing operations within the segment drove costs out of their operations and improved productivity, with significant opportunity going forward. For the fiscal year, Investment Cast Products’ sales totaled $2.3 billion, compared to $2.2 billion in fiscal 2008, and operating income was $586.3 million, or 25.6 percent of sales, versus $521.8 million, or 24.2 percent of sales, last year.

Forged Products: In the March quarter, Forged Products sales were $678.0 million, compared to sales of $810.0 million in the fourth quarter of fiscal 2008. Segment sales included contractual material pass-through pricing of approximately $88.0 million, versus $90.8 million in the fourth quarter of fiscal 2008. In addition, compared to the same quarter last year, the average metal selling prices from the segment’s three primary mills declined, negatively impacting sales in the fourth quarter by approximately $38 million. Metal pricing pressures also negatively impacted sales in the segment’s revert businesses by approximately $15 million. Forged Products continued to drive operating margins, which increased to 23.9 percent of sales this quarter from 22.8 percent of sales a year ago, on operating income of $162.2 million and $184.5 million, respectively. As with Investment Cast Products, a slower-than-expected recovery to pre-strike Boeing build rates and foreign currency put downward pressure on the quarter’s results. Tempering these reductions was continuing strong demand for seamless pipe, with solid sales growth of 37 percent year over year. Forged Products responded quickly to the current environment by focusing on their primary cost drivers, improving yields, increasing revert utilization through the segment’s Caledonian operations, and sizing its factories in line with the current business environment. As planned, the 29,000-ton press in Houston was back on line at the end of the quarter. The segment continues to have abundant opportunities for cost cutting and production efficiencies on all fronts going forward. Forged Products sales for fiscal 2009 were $3.0 billion in fiscal 2009, versus $3.2 billion a year ago. Operating income totaled $652.9 million, or 21.9 percent of sales, for the year, compared to $699.5 million, or 22.1 percent of sales for fiscal 2008.

Fastener Products: Total sales for Fastener Products were $386.3 million for the fourth quarter of fiscal 2009, versus sales of $377.7 million in the same period last year. Year over year, operating margins also improved in this segment, as each plant continues to drive cost improvements and increased productivity. Operating income for the quarter totaled $118.5 million, or 30.7 percent of sales, compared to $105.9 million, or 28.0 percent of sales, in the March quarter a year ago. The segment capitalized on continued market share growth to overcome the negative pressures of foreign currency and softening in the business jet market during the quarter, with additional share gains available across a wide spectrum of product families.

Delivering strong operational performance on all fronts in the fourth quarter, Fastener Products continues to identify and implement significant opportunities for further margin improvement going forward. Fastener Products’ fiscal 2009 sales were $1.6 billion, versus fiscal 2008 sales of $1.4 billion, with annual operating income at $459.0 million, or 29.5 percent of sales, compared to fiscal 2008 operating income of $373.7 million, or 26.3 percent of sales.

“Our businesses are responding aggressively in a very challenging environment,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “We achieved record operating margins in the quarter, and we will continue to drive all opportunities for further improvement throughout our operations.

“During our fourth quarter, we faced some strong headwinds – slower-than-expected recovery from the Boeing strike, lower metal selling prices, and weakening foreign currencies, and our operations were equal to the challenge,” Donegan said. “During the first quarter and into the second quarter of fiscal 2010, our aerospace customers are making corrections to their inventories that will take some anticipated growth out of their schedules and will impact each of our three operating segments. The second quarter will also have its seasonal challenges of scheduled forge shutdowns for maintenance and extended holidays in our European operations. All of our efforts will be directed at minimizing the impact to our results. Looking beyond these headwinds, however, we regain traction, and we see sales and margin growth resuming in our third and fourth quarters as the base build schedules start to stabilize, and 787 production work begins.

“However, we are not just a commercial aerospace company,” Donegan said. “IGT aftermarket sales are growing, and we continue to gain market share and expand our customer base, countering any softening in our base OEM sales. The seamless pipe market for large coal-fired power plants remains stable. In addition, we are utilizing all of our Forged Products’ assets, both at Wyman-Gordon and at Special Metals, to attack new markets and steadily grow positions where we’ve had little to no share in the past.

“We fully understand the significant challenges ahead of us in the first quarter and into the second quarter of this fiscal year, and we are taking decisive actions on every front,” Donegan said. “We still see abundant opportunities throughout our factories to attack operating costs and to continue to deliver strong margin performance. Higher productivity, more effective metal utilization, higher yields, lower scrap and rework: we have by no means run out of ideas to execute even stronger operating results.

“Underpinning this solid position is our healthy balance sheet, which gives us unprecedented strength and flexibility,” Donegan said. “At the end of the year, our cash totaled $554.5 million, while our debt balance declined to $306.3 million, giving us a debt to total capitalization ratio of 5.9 percent. We have a firm foundation on which to continue to build the Company’s value for our shareholders.”

Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time. The dial-in information for audio access is 888-708-5689, Access Code: 9044163. Dial *0 for technical assistance. In order to assure the conference begins in a timely manner, please dial in five to ten minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:

http://www.investorcalendar.com/IC/CEPage.asp?ID=138003. Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, general industrial and automotive cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the impact on the Company of customer labor disputes; the availability and cost of materials, energy, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at GlobeNewswire’s website – http://www.globenewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS 1

(Unaudited; in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008
Net sales	$1,604.4	$1,766.3	$6,827.9	$6,749.8
Cost of goods sold	1,105.5	1,271.2	4,838.1	4,895.9
Selling and administrative expenses	99.7	80.0	390.1	353.5
Restructuring and impairment [2]	—	6.1	11.8	6.1
Interest expense	4.2	7.4	18.1	47.8
Interest income	(0.8)	(1.4)	(7.7)	(5.5)

Income before income taxes and minority interest	395.8	403.0	1,577.5	1,452.0
Provision for income taxes	132.9	138.6	539.1	491.7
Minority interest in net earnings of consolidated entities	0.1	(0.3)	(0.3)	(1.2)

Net income from continuing operations	263.0	264.1	1,038.1	959.1
Net (loss) income from discontinued operations	(2.7)	14.9	6.4	28.2

Net income	$260.3	$279.0	$1,044.5	$987.3

Net income per share from continuing operations - basic	$1.88	$1.90	$7.45	$6.94
Net (loss) income per share from discontinued operations - basic	(0.02)	0.11	0.04	0.21

	$1.86	$2.01	$7.49	$7.15

Net income per share from continuing operations - diluted	$1.87	$1.88	$7.38	$6.84
Net (loss) income per share from discontinued operations - diluted	(0.02)	0.11	0.05	0.20

	$1.85	$1.99	$7.43	$7.04

Average common shares outstanding:
Basic	139.7	138.9	139.4	138.1
Diluted	140.6	140.5	140.6	140.2

	Three Months Ended		Twelve Months Ended
	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008
Sales by Segment
Investment Cast Products	$540.1	$578.6	$2,291.3	$2,160.0
Forged Products	678.0	810.0	2,978.4	3,168.1
Fastener Products	386.3	377.7	1,558.2	1,421.7
Total	$1,604.4	$1,766.3	$6,827.9	$6,749.8

Segment Operating Income (Loss) [3]
Investment Cast Products	$143.4	$145.0	$586.3	$521.8
Forged Products	162.2	184.5	652.9	699.5
Fastener Products	118.5	105.9	459.0	373.7
Corporate expense	(24.9)	(20.3)	(98.5)	(94.6)

Consolidated segment operating income	399.2	415.1	1,599.7	1,500.4
Restructuring and impairment [2]	—	6.1	11.8	6.1
Interest expense	4.2	7.4	18.1	47.8
Interest income	(0.8)	(1.4)	(7.7)	(5.5)

Income before income taxes and minority interest	$395.8	$403.0	$1,577.5	$1,452.0

[1]	Reported results for the three and twelve months ended March 30, 2008 have been restated for discontinued operations.

[2]

During the third quarter of fiscal 2009, we recorded a restructuring and asset impairment charge of $11.8 million related primarily to headcount reductions across all segments. During the fourth quarter of fiscal 2008, the Investment Cast Products segment recorded a restructuring charge of $6.1 million related primarily to headcount reductions and shut-down costs associated with an underutilized machining operation in the United Kingdom.

[3]	Operating income represents earnings before interest, income taxes, restructuring and impairment.

PRECISION CASTPARTS CORP.

SELECTED BALANCE SHEET AND CASH FLOW STATISTICS

(Unaudited; in millions)

	March 29, 2009	March 30, 2008
Cash and Debt Balances
Cash	$554.5	$221.3
Total Debt	$306.3	$355.0
Shareholders’ Equity	$4,859.8	$4,045.0
Total Debt, as % of Total Capitalization	5.9%	8.1%
Working Capital Items[1]
Receivables, Net	$908.2	$1,013.3
Inventories	1,230.5	986.2
Accounts Payable	602.8	679.0

Total	$1,535.9	$1,320.5

	Three Months Ended
	March 29, 2009	March 30, 2008
Selected Cash Flow Items[1]
Depreciation and Amortization	$36.8	$32.4
Capital Expenditures	$55.2	$71.8

[1]	Reported results exclude discontinued operations; prior periods have been restated for discontinued operations.